UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 6, 2007
The Fashion House Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Colorado

(State or Other Jurisdiction of Incorporation)

033-07075-LA	33-1079781

(Commission File Number)	(IRS Employer Identification No.)

6310 San Vicente Blvd., #275, Los Angeles, California	90048-5499

(Address of Principal Executive Offices)	(Zip Code)
(323) 939-3031

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.
On March 6, 2007, The Fashion House Holdings, Inc. (the “Company”) was served with a complaint, which Artful Mind Industrial Ltd. (“Artful Mind”) filed on March 1, 2007 in the Supreme Court of the State of New York County of New York, alleging that the Company failed to make payments owed under a Settlement Agreement (the “Agreement”) entered into between Artful Mind, Go Moda Limited and the Company in September 27, 2006. Artful Mind seeks judgment for the full amount of all payments due, which totals $295,487.13, together with interest at a rate of 9% per annum beginning on January 14, 2007 and costs of collection, including reasonable attorneys’ fees incurred. Pursuant to the Settlement Agreement regarding late delivery of product, the Company agreed to pay Artful Mind a total sum of $738,717.84 for the procurement and manufacturing of shoes. The Company was to pay the $738,717.84 as follows: (i) $147,743.57 on execution of the agreement; (ii) $147,743.57 on October 30, 2006; $147,743.57 on November 30, 2006; $147,743.57 on December 30, 2006; and $147,743.56 on January 30, 2007. In the event of a default that was not cured within 14 days of the day payment was due, the entire balance of all payments due were accelerated and became immediately due and interest on all unpaid amounts accrued at a rate of 9% per annum. The complaint states that the Company is currently in default on the final two payments.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FASHION HOUSE HOLDINGS, INC.
Date: March 22, 2007	By:	/s/ Michael McHugh
	Name:	Michael McHugh
	Title:	Chief Financial Officer